Exhibit 14.1

01 Hertz Standards of Business Conduct

ii Hertz - Code of Conduct i the requirements and have the opportunity to ask questions to aid in your understanding. I also encourage you to seek guidance from your supervisor, your local HR professional or a member of our Law Department if you have questions regarding the Code or issues regarding compliance with it. While we want to win the competitive battles we fight each day, that does not mean winning at any cost. Neither you nor Hertz should ever compromise your integrity in your duties or in any actions taken on behalf of our Company. We will always comply with the laws governing our operations. We will always treat each other with dignity and respect. We will always deal fairly with our business partners and customers. We will always be a good corporate citizen in every area where we operate. I thank each of you in advance for taking the time to read these materials and, more importantly, to live by them each day. I also want to assure you that our Board of Directors and Senior Management Team are firmly committed to “walking the talk” when it comes to issues of business integrity and ethics. Please join me, our Board of Directors and the Senior Management Team in ensuring that Hertz is always considered a good corporate citizen, a good business partner and a great place to work because of the ethical way in which we do business. At Hertz, we have a long tradition of success in the equipment and rental car industries. We are passionate competitors, and are always in search of new means for growing our business and returning value to our stakeholders. That passion and competitive drive have been major factors in our success. I realize that the competitive pressures in the industries that we serve are intense. In responding to those pressures, you should never “bend the rules,” nor should you fail to conduct yourself in an ethical way with respect to each decision you make on our Company’s behalf. As a publicly traded company, we are subject to many laws in all of the countries where we do business. Equally important is my personal commitment to ensuring that we conduct our business with ethics and integrity each and every day, irrespective of whether a particular law requires us to do so. That is the hallmark of a good corporate citizen, which Hertz always has been and will always continue to be. We maintain a set of standards, which we call the Hertz Standards of Business Conduct or Code, set forth in the pages that follow. This is a reference source, which is intended to help you understand some of the rules that govern the proper way to do business. I expect all Hertz employees to be familiar with this Code. Our commitment to you is to offer periodic training so that you better understand A Message From Mark P. Frissora

Table of Contents

I A Message From Mark P. Frissora

1 **Introduction: Understanding Our Code**
- 1 Why Do We Have a Code?
- 1 Who is Expected to Follow the Code?
- 2 What Responsibilities Do We Have Under the Code?
- 2 Casting the Right Shadow: Do Managers Have Added Responsibilities?
- 2 What Laws Must We Know and Follow?
- 2 What Are the Consequences of Code Violations?

3 **Asking Questions and Making Reports**
- 3 Where Do We Go to Make Reports or Seek Advice?
- 3 Are We Safe From Retaliation When Making a Report?
- 3 Does Hertz Look Into Reports?

5 **We Treat Our Customers and Business Partners Right**
- 5 We Provide Exceptional Customer Service
- 6 Our Sales and Marketing Efforts Are Honest and Accurate
- 6 We Compete Ethically and Lawfully
- 7 We Safeguard Third-Party Information
- 8 We Follow Procedures for Working with Government Customers

9 **We Treat Each Others and Hertz Right**
- 9 We Treat Each Other with Respect
- 9 We Ensure Health and Safety in Our Workplace
- 11 We Protect Each Other's Private Information
- 11 We Act in Our Company's Best Interests
  - 11 We do not allow gifts and entertainment to improperly influence our judgment
  - 12 We do not allow personal relationships to improperly influence our judgement
  - 13 We do not allow outside employment to improperly influence our judgement
  - 13 We do not take corporate opportunities for ourselves
  - 13 We do not allow financial investments to improperly influence our judgement
- 13 We Use Our Company's Assets and Information Appropriately
- 14 We Make Proper Use of Company Computer Systems

15 **We Comply with the Laws Governing Public Companies**
- 15 We Maintain Honest and Accurate Books and Records
- 15 We Never Trade on Inside Information
- 16 We Communicate with One Voice

17 **We Engage in Proper Business Practices and Protect the Environment**
- 17 We Comply with Global Anti-Corruption Laws
- 17 We Follow International Trade Laws
- 19 We Do Not Participate in Unapproved Boycotts and Sanctions
- 19 We Support Fair Employment Practices
- 20 We Protect Our Environment
- 20 We Engage in Ethical Political and Charitable Activity

21 **Index of Hotline Numbers**

22 **Acknowledgment and Certification**



iii Hertz · Code of Conduct

iv

2 Hertz - Code of Conduct 1 Who is Expected to Follow the Code? We are one Hertz. This means our Code applies to all Hertz employees, officers and directors. In addition, we firmly expect our suppliers, agents, business partners, consultants and licensees/ franchisees to uphold similar principles in the work they perform for Hertz. Why Do We Have a Code? Simply stated, acting ethically is good for business. Indeed, it is a competitive advantage as it protects our brand and reputation in the marketplace. But how do we know what is expected of us? Our Standards of Business Conduct—our Code—is our guide. It shows us how to make ethical decisions, and lets us know when we should ask for further guidance. Our Code points us in the right direction— the ethical direction. As you make your way through this document, keep in mind the various commitments that Hertz has made to its valued stakeholders. We each play a role in maintaining the trust of these stakeholders— our customers, business partners, investors, communities, Hertz and, of course, each other. Doing so is key to our continued success and the goodwill associated with our brand. Introduction: Understanding Our Code • Train other employees on this Code and relevant Hertz policies and procedures; • Respond to the concerns expressed by employees, escalating issues when necessary; and • Keep an eye out for misconduct, never excusing or promoting violations of this Code or the law. Make it your goal to model Hertz’s values at all times and to promote a positive, ethical workplace. If another employee approaches you with a concern, and you are unsure of how to address the issue, seek guidance from your manager or another resource within Hertz. What Laws Must We Know and Follow? In addition to our Code and Hertz’s policies and procedures, we all have a duty to uphold the law. Laws can be complex, and vary from one country to the next. This makes it all the more important that we familiarize ourselves with the laws and regulations that apply to our specific jobs. Many of these laws are outlined in Hertz’s policies and procedures, some of which are referenced throughout the Code (and all of which are available in the Policies and Procedures Database). If you have any questions about which laws and regulations apply to your work, consult with your manager, the Law Department, or the Human Resources Department. What Are the Consequences of Code Violations? Hertz takes Code violations seriously. Code violations can have severe consequences for both Hertz and those involved in the offense. In addition to damaging the Hertz brand, actions that violate our Code may also violate the law. This subjects the individuals involved and our Company to possible criminal and civil liabilities. Failing to follow our Code also means that Hertz may take disciplinary action, up to and including termination. What Responsibilities Do We Have Under the Code? Our Code is only as effective as those who follow it. Therefore, it is crucial for each of us to know and understand how the Code applies to our jobs. It is everyone’s responsibility to: • Follow our Code, Company policies and procedures, and the law at all times—even if someone asks us to do otherwise; • Uphold the principles set forth in our Code and Company policies and procedures in all that we do; • Understand that there is no excuse, including ignorance or “everyone else is doing it,” for acting illegally or unethically; and • Speak up if we know or suspect that a violation of our Code has occurred. Remember, no single document can cover all of the situations that we may encounter throughout the course of our work. It is therefore critical that we use common sense and good judgment, in conjunction with this Code, to best uphold our responsibilities to our Company and stakeholders, and to know when to ask for help. This Code is a starting point. The policies and procedures referenced throughout this Code provide more detailed information on the referenced subjects. If a topic is relevant to your work at Hertz, you are expected to review, understand and follow the more detailed policies and procedures that are in place. Casting the Right Shadow: Do Managers Have Added Responsibilities? While our Code applies equally to all of us at Hertz, managers do have additional responsibilities. As leaders, managers are expected to: • Lead by positive example; • Promote an open door policy so employees feel comfortable asking questions and voicing concerns;

4 Hertz - Code of Conduct 3 Are We Safe From Retaliation When Making A Report? Yes. In order to feel confident when making a goodfaith report, it is important that we do not fear retaliation. Making a report in “good faith” means that you provide all the information you have, and that you believe your report to be true. Hertz encourages us to come forward with our concerns, and will not tolerate any act of retaliation against us for doing so. The same applies to those of us who participate in the investigation of a report. If you feel that you or another Hertz employee has experienced retaliation, speak up. Hertz may take disciplinary action, up to and including termination, against anyone who engages in retaliatory acts against another for making a good-faith report of a suspected violation of this Code or the law. Does Hertz Look Into Reports? Yes. If you make a report, the matter will be promptly investigated. If the matter involves an executive officer or a director, or could potentially involve over $1 million, the Audit Committee will be notified. They will take all actions they consider appropriate to investigate any violations reported to them. If necessary, corrective action will be taken. Unless the report is made anonymously, you will receive feedback on the outcome. Any waiver of this Code for an executive officer or director may be made only by the Audit Committee of the Board and will be promptly disclosed as required by SEC or NYSE rules. Where Do We Go to Make Reports or Seek Advice? It is important that each of us feels comfortable in making a report or asking questions about what is expected of us. If you believe you have witnessed actual or possible misconduct, or if you have a question about this Code, Company policy or the law, reach out to any of the following resources: • Your manager • The Law Department, Park Ridge • The Legal Affairs Department, Hertz Europe Limited • The HR Business Partner or attorney for your country • The Compliance Hotline » Via telephone (numbers for your region can be found at the end of this Code and on the Hertz intranet) » Online at https://compliance-helpline.com/ Hertz.jsp (U.S., Puerto Rico and St. Thomas employees only) The Compliance Hotline is available for use 24 hours a day, seven days a week, with translators available in all languages that Hertz employees speak. Anonymous reporting is available, where permitted by law. Keep in mind, however, that anonymous reports may be more difficult for Hertz to investigate thoroughly. Therefore, you are encouraged to provide as much information as possible when making a report. Phone numbers for the Law Department, Legal Affairs Department, and the HR Business Partner and attorney for your country are available through Gold Pages and the Law Department’s intranet site. For further information, reference: W 2-29, Employment and Equal Opportunity. Asking Questions and Making Reports Q: Marta has noticed that one of her coworkers in Hertz’s Accounting Department seems to be incorrectly entering vendor invoice information. She doesn’t think that her colleague is intentionally entering the information this way, but she is concerned. Should Marta do anything, since it seems like an honest mistake? A: Yes. Marta should speak with her coworker or their manager about her observations. Because Marta’s concern is genuine, Hertz will protect her from retaliation for raising the concern. We all have a duty to ensure that information is entered into Hertz’s systems as accurately as possible. Even if it turns out that Marta’s coworker did not make any errors, Marta has a responsibility to speak up, and she will not be penalized if she is mistaken.

6 Hertz - Code of Conduct 5 the quality of our service, you should bring them to your manager’s attention immediately. If you remain concerned, make a report to the Vice President or President of Operations for your region or country. Maintaining the trust of our customers means we hold our suppliers accountable for the quality and safety of the products and services they provide to us. If you believe a supplier is not upholding these commitments, it is your responsibility to report the situation. For further information, reference: 7-55, Compliance with Manufacturer Recalls; W9-05 HERC, Rental Equipment Pick Ups, Deliveries, Returns & Exchanges; 7-58, Handling Customer Complaints; AU1-98 and E2-12, Customer Relations; NZ1-98, Customer Services; WH1-68, Customer Contacts Between OKC & Foreign Hertz Offices. We Provide Exceptional Customer Service At Hertz, we strive to be the most customer-focused rental company in every market we serve. This means we always treat our customers with courtesy and respect, and we promptly address any concerns they bring to our attention. Continuous improvement of our relationship with our customers is vital to our growth. Because our relationship with our customers is built on trust, we take care to ensure the safety and quality of our vehicles and rental equipment. We comply with all applicable laws and regulations, and consistently meet or exceed safety and quality standards. If you ever have any concerns about the safety of our vehicles or rental equipment, or We Treat Our Customers and Business Partners Right Our Sales and Marketing Efforts Are Honest and Accurate Our commitment to exceptional service also means that we deal fairly with our customers and our suppliers at all times. We do this by representing our Company honestly and accurately, and upholding truthful sales and marketing practices. This means, in part, that we: • Only draw accurate, truthful comparisons between our services and those of our competitors; • Offer nothing but honest, factual information to our suppliers, business partners and customers; • Avoid misstatement of facts, and misleading marketing, advertisements and promotions; and • Never misrepresent facts in order to gain a competitive edge in any market. Q: Fatima works in the Warranty Department in Oklahoma City, where she is responsible for inputting manufacturer recall information when it is received. Late one afternoon, a few days before the financial quarter is about to end, she receives a new recall notice. She has also recently overheard her manager discussing the possibility that Hertz may not meet its sales projections for the quarter. Fatima considers waiting until tomorrow to input the recall information, thinking that it’s probably not a big deal since the business day is almost over anyway. She wants to do her part to help Hertz meet its sales goals. Is it okay for Fatima to wait? A: No. Fatima should enter the recall information immediately and accurately. If she thinks she will not have enough time to complete the entry before she leaves, she should speak with her manager so the information can be entered. We have a responsibility to act on notifications of manufacturer recalls and to follow all related recall policies and procedures. As a rule, we always honor our commitments. We communicate clearly and immediately to clarify misunderstandings. For further information, reference: W 1-15, Review and Approval of Advertising and Promotional Activities. We Compete Ethically and Lawfully At Hertz, we are passionate competitors. We also believe in always competing ethically. We do this by following the antitrust and competition laws that are in place wherever we do business. These laws are meant to preserve a free and fair marketplace by making it illegal to collude with one’s competitors to restrain trade. To live up to the letter and spirit of these laws, we must never discuss certain topics with our competitors, such as: • The division or allocation of markets, territories or customers; • Prices or price-related strategies (including marketing information); or • The boycotting of a supplier or other third party. Keep in mind that even the appearance of collusion can result in a lawsuit or government investigation, so we must take care whenever we interact with our competitors. If a competitor brings up any of these topics in conversation, you must stop the

8 Hertz - Code of Conduct 7 conversation and immediately report the incident to the Law Department, Park Ridge or the Legal Affairs Department, Hertz Europe Limited, which are referred to collectively in this Code as the Law Department. Antitrust and competition laws are complex and continually evolving. Therefore, it is especially important for those of us whose jobs involve pricing, yield, fleet allocation, airport concessions, advertising, marketing, sales or purchasing to be familiar with the applicable antitrust and competition laws that relate to our work. Violations of these laws can carry severe consequences—including criminal penalties and large fines—for the individuals involved and our Company. If you have questions or need further guidance, you should contact the Law Department, which can direct you to training programs and educational brochures that explain—in plain language—the relevant rules. Competing with integrity also means we only gather information about our competitors in an ethical manner. It is easier to reach our business goals when we are aware of what our competitors are doing in the marketplace. However, it is never appropriate to learn this information through theft, misrepresentation or deception. We also never pressure our colleagues to divulge the confidential information of their former employers. If you do happen to encounter confidential information about another company that you are not entitled to know, seek guidance from the Law Department before passing it along or acting upon this information. For further information, reference: W1-113, Acquisition and Disclosure of Company Information. Q: Anjali is leading a sales initiative in which her team is working on a bid to win a major corporate rental contract. This contract would really boost her team’s sales numbers and possibly earn them incentives. Robert, a member of her team, has learned that a competitor is putting together a bid for the same project. When he tells Anjali about this, he offers to call someone he knows in the competitor’s sales office to pressure them not to submit their bid. How should Anjali respond? A: Anjali should tell Robert not to make the call. If he does, he will be violating fair competition laws. Hertz wins business through the value of its products and brand, not by competing unfairly. Anjali should also explain these principles to Robert, and make it clear that he should never engage in such behavior. We Safeguard Third-Party Information Our customers trust us to protect the personal information that they provide to us. Because we wish to maintain that trust, we take care to ensure that our customers’ personally identifiable data stays private. Such data includes our customers’ names, addresses, credit card information, governmentissued identification numbers, Social Security numbers, driver’s license numbers, email addresses and insurance information. Internally, we only share such information to the extent necessary to conduct business. Equally important, we never reveal such information to an outside party without the prior approval of the Chief Executive Officer and the General Counsel. Q: Jasmine notices that some customer information can be found on a particular Hertz webpage that is not secure. Jasmine trusts Hertz, but is concerned about protecting customer information. What should she do? A: Securing customer data is extremely important. We must all take responsibility for protecting our customers from harm and also for protecting Hertz’s reputation. Jasmine should immediately notify her manager about the potential release of confidential customer information. If she is still concerned, she can report the problem to the Information Technology Security Services Department, the Law Department for her country, the General Counsel or the Chief Executive Officer. Likewise, if you encounter our business partners’ or suppliers’ confidential information through the course of your work at Hertz, you have a duty to safeguard this information from improper disclosure. To this end, we respect all contractual commitments, including non-disclosure agreements, which require us to protect third-party information. We are equally committed to protecting the intellectual property (IP) of our business partners, customers and suppliers. IP refers to legallyprotected creations of the mind, and includes (but is not limited to) software, inventions, written materials and trademarks. We have a responsibility to use the IP belonging to others respectfully and only in accordance with our third-party agreements. This means, in part, that we do not install unlicensed software on Company computers. Additionally, those of us whose jobs have advertising, marketing or IT functions must take care to use third-party materials appropriately. For further information, reference: W1-46, Privacy Policy; W 1-75, Protection of Assets and Confidential Materials; W 1-113, Acquisition and Disclosure of Company Information. We Follow Procedures for Working with Government Customers Hertz maintains valuable relationships with a variety of government customers. Government contracts are very complex and are subject to numerous policies, laws and regulations. When working on a government contract, you have a duty to know and comply with the exact contract requirements. Before negotiating with or making any sales to a government entity, or deviating from contract specifications, you must obtain prior approval from the Global Government & Strategic Programs Director for car rental or the Manager of Government Programs for equipment rental, as well as the Law Department. Please note that violations of the government rules and regulations regarding contracts can result in substantial fines and even criminal prosecution for the individuals involved and our Company. It can also damage Hertz’s ability to compete for government contracts in the future.

10 Hertz - Code of Conduct 9 We Treat Each Other with Respect At Hertz, we are committed to providing a work environment where everyone is encouraged to reach their full potential. We treat each other with respect by honoring each other’s various backgrounds and abilities. We believe that our differences give us a competitive advantage, and we aim to foster that diversity. Our Company does this, in part, by promoting a strict policy of non-discrimination. Hertz makes all employment decisions based on merit, and never on the basis of a person’s race, color, religion, sex, age, national origin, sexual orientation, gender identity, marital or domestic partnership status, veteran or military status, genetic information, or any other classification protected by law. Treating each other respectfully also means that we cultivate a workplace that is free from harassment. Harassment is defined as any unwelcome conduct that creates an offensive or hostile work environment. It can be physical, verbal or visual—such as through distasteful pictures or videos. Unwelcome conduct of a sexual nature, such as sexual advances or requests for sexual favors, is considered sexual harassment. In any form, harassment is offensive and will not be tolerated at Hertz. If you experience or become aware of any act of discrimination or harassment, you have a duty to report it immediately. Remember that you will never experience retaliation for making a report of misconduct in good faith. For further information, reference: W 2-29, Employment and Equal Opportunity. We Ensure Health and Safety In Our Workplace Hertz is committed to providing a safe and healthy workplace for us all. To meet that goal, we are each responsible for upholding the health and safety guidelines that apply to our work. We have a duty to report any unsafe conditions so that our Company can take steps to correct the situation as soon as possible. Ensuring a safe and healthy workplace requires clear judgment and alertness, which drugs and alcohol can impair. Being under the influence of either while at work can affect everyone’s safety. For those reasons, we may not possess, distribute or be under the influence of alcohol or drugs, including certain prescription drugs, while conducting Company business or operating Company vehicles or machinery. Our Company will also not tolerate violence in any of its facilities or locations. Violent or threatening behavior of any kind—including carrying a weapon— is strictly prohibited while on Hertz premises or working for Hertz off-site. If you feel threatened while at work, notify your manager or Human Resources. If you or anyone else is in immediate danger, call the local authorities before reporting the incident through normal channels. For further information, reference: W 1-90, Hertz Safety Program; 1-25, Occupational Safety and Health Act Requirements; W1-41, Breaches of Security. We Treat Each Other and Hertz Right

12 Hertz - Code of Conduct 11 We Protect Each Other’s Private Information One way we show respect to our colleagues is by ensuring each other’s personal information remains protected at all times. During the course of our work, we provide a variety of sensitive personal information to our Company. This includes health information, government identification numbers and personal contact information. In addition, most of us would like kept confidential certain information maintained in the workplace—such as performance reviews and salary history. If your job entails having access to this type of sensitive personal information, you have a responsibility to safeguard it and only use it to the extent necessary to perform the duties of your job. Only share such information with those who are authorized to view it and have a business need to know it, whether another colleague or someone outside of Hertz. For further information, reference: W 1-113, Acquisition and Disclosure of Company Information; 2-32 Security and Release of Personnel Files; 2-37, Personnel Records. We Act In Our Company’s Best Interests As Hertz employees, officers and directors, we have a personal stake in seeing our Company succeed. It is important to us that we act in our Company’s best interests at all times and avoid conflicts of interest. “Conflicts of interest” occur when our personal interests interfere with our ability to make objective decisions for Hertz. Even if our competitors are doing it, or it is deemed an acceptable business practice in a given country, we must avoid conflict of interest situations—or even the appearance of them. Always use sound business judgment when performing your duties for Hertz. When in doubt, seek advice from the Law Department. We do not allow gifts and entertainment to improperly influence our judgment Business gifts and entertainment are courtesies frequently used to build corporate goodwill between Hertz and our business partners. Often, these courtesies are appropriate. However, a conflict of interest may arise if these courtesies suggest that favorable treatment was sought by, received from or given to individuals or organizations that do business or seek to do business with Hertz. Our business decisions should be unbiased, and must be made based on the best interests of our Company. For that reason, both the giving and receipt of gifts and entertainment must be moderately scaled and infrequent. They must also be clearly intended to facilitate goodwill in our business relationships and not to influence the award of a particular piece of business. Keep the following principles in mind to avoid a conflict of interest when receiving gifts: • We may accept common courtesies (such as occasional meals and entertainment at sports, musical and theatrical events), but only to the extent usually associated with accepted business practices; Q: Joaquín notices that his Human Resources manager sometimes forgets employee files in the copier. Joaquín is concerned about his colleagues’ privacy, but he isn’t sure how to handle the situation. What should he do? A: We share a responsibility to protect each other’s privacy. Confidential employee records should always be safeguarded. Joaquín should return the files to his Human Resources manager without looking at their contents. When doing so, Joaquín should also have a conversation with his HR manager about his concerns. If he is not comfortable doing so, or the problem continues, Joaquín should report the problem to the Chief Human Resources Officer. • It is never okay to accept a gift in cash or cash equivalents, including gift certificates or gift cards that may be used to purchase goods or services; • No gift, favor or form of entertainment received should expose our Company or individuals within our Company to undue reputational risk if made public or to physical harm; and • Gifts valued at over US $250 or its equivalent must receive written approval from the recipient’s immediate supervisor before they are accepted. Nominal expenditures for gifts and entertainment may be made if they meet all of the following conditions: • They are allowed under the policies of the recipient’s organization; • They are of sufficiently limited value, not given regularly to a recipient, are not given to influence the award of a particular piece of business, and in a form that will not be improperly construed as a bribe or payoff; • They are accounted for properly in Hertz’s books and records; and • Gifts of cash and cash equivalents are always prohibited. Remember that gifts to and entertainment of government officials are held to a much stricter standard than those set out in this section. For more information regarding gifts to and entertainment of government officials or employees, refer to the following sections of this Code: • “We Follow Procedures for Working with Government Customers”; • “We Comply with Global Anti-Corruption Laws”; and • “We Engage in Ethical Political and Charitable Activity.” For additional information, reference: 7-50, Customer Loyalty Fund; E5-07, Managers Cash Fund; W 1-10, Reimbursement of Business Expenses. We do not allow personal relationships to improperly influence our judgment In order to avoid the appearance of favoritism, we may not supervise or make employment decisions about a family member. The employment of relatives is also not allowed if such employment would: • Create a situation where one relative could affect the work of his or her relative in another position; • Have the potential for causing an adverse impact on the work performance or working environment of either a relative or another employee; or • Have the potential to affect business judgments or to compromise the confidentiality of business information. Any of these situations would be considered a conflict of interest, but there is no restriction against relatives working together if none of the above-listed conditions result. For additional information, reference: W2-18, Employment of Relatives.

14 Hertz - Code of Conduct 13 We do not allow outside employment to improperly influence our judgment Part of acting in Hertz’s best interests means that we do not engage in any outside work that interferes with our ability to perform our duties for Hertz. It also means that we may not take an outside position with a supplier, business partner or competitor of Hertz. If you have taken up outside employment that may cause a conflict, or are considering doing so, disclose the situation to Human Resources immediately. For additional information, reference: W 1-20, Consulting Services; 2-24, Employees Serving as Advisors or Consultants to the Federal Government. We do not take corporate opportunities for ourselves We all have a duty to our Company to advance its interests when the opportunity to do so arises. If we know of an opportunity that the Company may be interested in pursuing, we cannot personally or through a competing company take that opportunity for ourselves. For example, if we know of a business that wants to rent equipment or vehicles that Hertz offers, we cannot establish a competing company to supply the equipment or vehicles or do so ourselves. That is, employees are prohibited from competing with Hertz. We do not allow financial investments to improperly influence our judgment When family members or even very close personal friends have a significant financial interest in any organization that does (or intends to do) business with our Company or is in competition with Hertz, it may create a potential for a conflict of interest or the appearance of such a conflict. We must avoid making decisions that might be influenced by such a relationship. Family members include spouses, domestic partners, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws and anyone living in your household and/or economically dependent upon you. If you or a family member has a significant financial interest in such a business, you must disclose it in writing to your supervisor and to the Law Department prior to starting any discussions involving that organization and our Company with respect to the proposed business transaction. We Use Our Company’s Assets and Information Appropriately We have all worked very hard to acquire our facilities, vehicles, information, reputation and goodwill with our customers. We owe it to ourselves as well as our shareholders to safeguard these assets against theft, damage, loss and misuse. We also must ensure that our assets are used appropriately and only for legitimate business purposes. Internal communications as well as proprietary software programs are also assets that should be protected. We patent, copyright and trademark this intellectual property (IP). We also safeguard it through the proper use of our network and computer systems and by keeping confidential information secure. We also use our Company’s confidential information—including marketing data, financial Q: Ines is having a slow day on the job in a local rental facility, and decides to see what kind of customer rental information she can access using some names of celebrities and politicians in the news. Since no one’s around and she doesn’t plan on doing anything with the information, it’s alright for her to just look at it, isn’t it? A: No. We have a responsibility to respect and protect all of the information that is given to us during the course of our business. Our customers, suppliers, fellow employees and business partners trust us to protect their information, and we must take this trust seriously. Ines should not access information unless she has a direct need for it to carry out her job duties. that are not. Hertz reserves the right to monitor your use of Company technology to ensure that it is used in connection with legitimate business purposes. Additionally, we are expected to use the Internet in an ethical manner, and not for recreational, unauthorized, illegal or immoral purposes, or to download any sexually suggestive or explicit material. Also, take care when drafting emails, keeping in mind that electronic messages can be altered and forwarded without your consent. Exercise care whenever posting to blogs, social networking sites or chat rooms. Remember, your personal posts may be attributed to Hertz. For further information, reference: W1-94, Public Internet, E-Mail and Electronic Communications Use; W1-113, Acquisition and Disclosure of Company Information. results, operating data and information regarding potential, current or former employees and directors—only for business purposes. Keep in mind, your obligation to protect this information continues even after your employment ends. For further information, reference: W1-113, Acquisition and Disclosure of Company Information; W1-41, Breaches of Security; W 1-75, Protection of Assets and Confidential Materials. We Make Proper Use of Company Computer Systems Our Company provides the computer hardware, such as desktops, laptops and other equipment necessary for us to do our jobs. These tools are Company property and should be used in connection with your responsibilities as a Hertz employee. While occasional use of Hertz technology systems for legitimate personal purposes (such as an email to a family member) is permitted, there are other uses

16 Hertz - Code of Conduct 15 We Maintain Honest and Accurate Books and Records As a publicly-traded company, our shareholders rely on us to maintain accurate records and to submit full, fair, timely and understandable financial disclosures to relevant government agencies and regulatory bodies. Every transaction that we record in our daily business contributes to the overall picture of Hertz’s financial status, so it is crucial that we are accurate in all of our ledgers, reports, invoices and receipts. We can ensure utmost honesty in these records by following Company policies and procedures, as well as the laws and regulations that govern our financial accounting and reporting. As important as it is to enter only accurate and truthful information into our records, it is just as important that we maintain these records properly. We do this by following our Record Retention and Management Program, which addresses the length of time we must keep certain types of records, as well as proper maintenance, disposal and destruction procedures. We Comply with the Laws Governing Public Companies From time to time, we may be informed that our records are necessary for an internal or external audit, investigation, government inquiry or litigation. If this happens, we must inform the Finance Business Partner and cooperate. We must never destroy, alter or attempt to conceal any records in our possession. Interfering with an audit, investigation, or litigation is against Company policy and the law, and can lead to serious consequences for the individuals involved and our Company. For additional information, reference: WH1-21, External Financial Reporting Certification Process; W1-83, Audit Reports and Corrective Actions; W1-06, Record Retention and Management Program. We Never Trade On Inside Information As Hertz employees and directors, we may occasionally be aware of material, nonpublic information about our Company or other publiclytraded companies with which we do business. Examples of such information include: • Development of a major new product or line of business; • Unannounced mergers or acquisitions; • Significant changes in senior management; • Pending or threatened litigation; or • Nonpublic financial results. This type of information is “inside information,” or information that is not available to the public and would be valuable to an investor in deciding whether to purchase or sell a company’s securities (shares of its stock). Information is considered public only after it has been publicly disclosed and a reasonable amount of time has passed for the information to be absorbed by the marketplace. A “reasonable amount of time” is typically 48 hours. Using inside information to decide whether to buy or sell a stock is known as “insider trading” and is illegal. It is also illegal to provide inside information to (or “tip”) others—including friends and family— so that they may benefit financially. If you have any question about whether the information you possess is material or nonpublic, do not trade on that information. Instead, seek guidance from the General Counsel. The consequences for violating insider trading laws are severe, and punishment may include fines and imprisonment, as well as termination of employment. Q: Sofie has access to Company systems that control customer order information. One morning her manager tells her to change customer rental dates in the system so the sales seem like they were made in March rather than April. This will increase March’s sales results, which were less than projected. Should she follow her manager’s directions in this case? A: No. We must always enter accurate order dates and may never enter dishonest information into company records. Recording correct information is critical to protecting the accuracy of our Company’s financial statements. Sofie should report her manager’s improper instructions to the Finance Business Partner or Chief Financial Officer immediately. Q: Omar, who works in Hertz’s Human Resources Department, has been asked by his manager to review a report on the HR practices of a European car rental company that Hertz is in the process of acquiring. Omar learns from the report that the size and location of the European company will give Hertz a very strong advantage over competitors in the region. The report also includes the future date that Hertz plans to announce publicly the acquisition. Omar’s father owns Hertz stock, and later that week at a family dinner he asks Omar if he should sell or hold onto his Hertz shares. How should Omar respond, knowing that the pending acquisition might strengthen Hertz’s business? A: Omar should explain to his father that, as a Hertz employee, he cannot give investment advice about our Company. Even though Omar would have good intentions telling his father to hold onto his Hertz shares, it is unethical and illegal for Omar to do so, or ever to reveal or act on material, nonpublic information. For further information, reference: W1-112, Insider Trading Policy. We Communicate with One Voice It is crucial for us to communicate as one Hertz. Contradictions and inconsistencies confuse the public and present a distorted picture of our Company and its goals. Therefore, only designated spokespersons are authorized to speak on behalf of Hertz, including through social media. If you receive an inquiry from a member of the media, refer them to the Public Affairs Department. Inquiries from analysts should be referred to the Investor Relations Department. For further information, reference: W1-113, Acquisition and Disclosure of Company Information; W 1-15, Review and Approval of Advertising and Promotional Activities.

18 Hertz - Code of Conduct 17 We Engage In Proper Business Practices and Protect the Environment We Comply with Global Anti-Corruption Laws Anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act of 2010, prohibit the payment of bribes around the world. For this reason, it is crucial that we do not offer, authorize, give or promise any form of bribe or kickback, particularly to any government officials. “Government officials” include national or local government employees, political candidates or even employees of government-owned businesses. To be clear, a “bribe” is anything of value—such as cash, favors or entertainment—used to influence a person’s judgment or conduct. The UK Bribery Act also classifies as a bribe any “facilitating” or “grease” payment made to a government official (as opposed to a payment to a government agency) in exchange for a routine governmental service, like issuing a permit. Hertz has a simple policy: we do not bribe. We cannot attempt to bypass anti-corruption laws by hiring third parties to do something we are not allowed to do ourselves. Remember, Hertz’s agents and consultants are held to the same rules as Hertz employees, officers and directors. Our Company may be liable for a bribe made to a private party or government official by a third party on Hertz’s behalf. The consequences for violating anti-corruption laws are severe. They include fines to the individual who makes the payment, as well as our Company. Consequences may also include jail time for the individual making the bribe. You should also know that Hertz is prohibited from paying or reimbursing you for a fine imposed under anti-corruption laws. For further guidance, consult with the Law Department. In addition, educational materials pertaining to anti-corruption laws are available on the Law Department’s intranet site. We Follow International Trade Laws Our operations span the globe, which means we abide by the laws of international trade. These laws strictly regulate exports from the United States and, in some cases, overseas. “Exports” occur when products, technologies, software or pieces of technical information are shipped to a person in another country. Exports may also occur when technology, technical information or software is provided in any way—including verbally—to a non- U.S. citizen located either in the United States or another country. Export regulations determine whether a product or technology may be exported. This depends on the nature of the item, the country of destination and the end use or end user. In some cases, the U.S. government bans all trade. In other instances, it requires an export license. Keep in mind that exporting goods or technology without the appropriate approvals may result in Hertz losing its export privileges. It could also mean both civil and criminal penalties for the individuals involved. When you work on a matter where you believe international trade laws might apply, you should consult the Law Department. Q: Gustavo is in charge of obtaining the construction permits for a new Hertz rental facility that is going to be built in a growing town in Brazil. One day, he receives a phone call in his office from a woman who introduces herself as a consultant familiar with local construction laws. She tells Gustavo that she can not only streamline the paperwork required to get the permits, but that she also has great contacts in the local permits office. The consultant offers to take Gustavo out to lunch to further discuss her services. Is it alright for Gustavo to go to lunch with her? A: Not without talking to the Law Department first. Gustavo should tell the caller that Hertz has strict policies regarding the hiring and payment of consultants and other third parties, including those in countries outside of the United States. Gustavo may tell her to send him information so that he can research her and her company further, but should not accept her lunch offer until he clears it with Hertz’s Law Department. Hertz may never use—or seem like it is using—third parties who might employ corrupt practices to assist Hertz business.

20 Hertz - Code of Conduct 19 We Do Not Participate In Unapproved Boycotts and Sanctions Under U.S. anti-boycott laws, we must not participate in or cooperate with any international boycott not approved by the U.S. government. A “boycott” occurs when one person, group or country refuses to do business with certain persons, groups or countries. At Hertz, we follow U.S. anti-boycott laws wherever we are located. In addition, our Company complies with all legal economic sanctions and trade embargoes imposed or approved by the United States. If you receive a request to participate in an illegal boycott, you have a legal and ethical obligation to report it to the General Counsel. You may not simply ignore such requests—that course of action is not sufficient and is often treated in the same way as if you had agreed to it. Requests to participate in boycotts are often not obvious. Such requests may be written or spoken, often appearing in bid or proposal materials from a country that supports the boycott. For example, requests to identify the religion or national origin of an employee, officer or director may be construed to be a boycott and should be reported to the General Counsel. Like many international laws, U.S. anti-boycott laws and similar laws put in place by other countries can be complex. If you have any questions about a boycott situation, you should consult the Law Department in Park Ridge. We Support Fair Employment Practices We strive to be a positive presence in the communities where we work. We follow applicable labor laws and promote human rights wherever possible. This means that we do not knowingly engage with suppliers or other third parties that violate labor or human rights laws. For further information, reference: 2-38, Fair Labor Standards Act of 1938 (Wage and Hour Law). We Protect Our Environment Hertz is committed to minimizing the impact of our operations on the environment by employing sound environmental and sustainable practices. We operate our locations consistent with applicable environmental and safety laws and regulations, as well as Company policies and procedures. We show our respect for the environment by working to minimize any environmental hazards. We also work to conserve and protect natural resources, and to manage our energy usage. References: W11-01, Environmental Policy. We Engage In Ethicial Political and Charitable Activity While we are encouraged to become actively involved in the communities where we live and work, we must do so ethically. This means that we do not engage in community, volunteer, political or charitable activities in connection with Hertz’s name or using Company resources, without the prior approval of the Corporate Affairs and Communications Department. You should not feel pressured or be led to believe that your position at Hertz (or chance of future advancement) is related in any way to your support of charitable causes. Hertz supports free and open elections in countries where this is customary. We are encouraged to give our personal time and funds to support the candidates of our choice. Please note that we should exercise good judgment in our participation in these types of activities and never make a personal political contribution for the purpose of obtaining or retaining business, or securing some commercial advantage on behalf of Hertz. Again, we cannot use Company resources or the Hertz name for contributions to or involvement in political activities without permission from the Corporate Affairs and Communications Department. At times, we may be involved in lobbying. “Lobbying” covers many types of direct or indirect communications with government officials. Such communication is meant to advocate and influence policies or actions, the award of business by a governmental entity or the official acts of a government official. Before engaging in lobbying, you must obtain approval from the Senior Vice President, Corporate Affairs and Communications. References: W1-26, Charitable Contributions; WH 1-84, Lawyer, Lobbyist and Settlement Payments. Q: Grace is an automotive technician working in an in-house Hertz maintenance facility. Lately she has noticed that some of her coworkers have disposed of dirty engine oil by pouring it down a nearby storm drain. Grace knows this is wrong, but is worried that if she says something to her manager about the problem, her coworkers might start to act negatively towards her. What should she do? A: Grace must report what has happened. If you have a spill or release anywhere in North America, immediately contact the Company’s spill response contractor, CURA, at 800-579-2872. A representative will be available 24 hours a day, seven days a week. CURA will contact the appropriate state agency and will arrange for a contractor to come on site to take care of the spill. It is important that CURA be contacted immediately. Most states will assess significant fines if they believe that there was a delay in reporting. After contacting CURA, Grace must notify the Environmental Department at 201-307-2547.

22 Hertz - Code of Conduct 21 Index of Hotline Numbers United States, Puerto Rico and St. Thomas Telephone: 1-866-623-1479 Online: https://www.compliance-helpline.com/Hertz.jsp Brazil Telephone: 0800 982 1750 Canada 011 800 7233 2255 Japan 010 800 7233 2255 Republic of Ireland 1 800 812 740 Singapore +800 7233 2255 Slovakia 0800 004 996 United Kingdom 0800 915 1571 All other employees: 00800 7233 2255 By signing below, I acknowledge that I have received my copy of the Hertz Standards of Business Conduct (“Code”). I understand that I am responsible for knowing and following the principles and standards set forth in our Code. I further acknowledge and agree that the Code is intended to provide a general overview of Hertz’s policies. It does not necessarily represent all such policies and practices in effect at any particular time. I certify that I will comply with the Code, written procedures, policies, practices, rules, regulations or directives issued by Hertz. I understand that I should contact any of the appropriate resources listed in this Code if I have any questions, or witness any behavior or situation concerning Hertz. I also understand that I have a responsibility to report any violations of our Code to an appropriate resource immediately. Finally, I understand that failure to follow our Code may result in disciplinary action, up to and including termination. Date:________________________ ____________________________________________________________ Employee Name (Please Print) ____________________________________________________________ Employee Identification Number ___________________________________________________________ Employee Signature Acknowledgment and Certification

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Hertz - Code of Conduct 25 ®Reg. U.S. Pat. Off. ©2011 Hertz System, Inc.